Exhibit 13

CREDIT SUISSE LOAN FUNDING LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022

CONFIDENTIAL

December 16, 2019

PRAIRIE PRIVATE ACQUIROR LP

c/o Blackstone Infrastructure Partners L.P.

345 Park Avenue

New York, New York 10154

Attention: Jonathan Kaufman

with a copy to:

Jasmine Ventures Pte. Ltd.

168 Robinson Road

#37-01 Capital Tower

Singapore, 068912

Attention: Ankur Meattle; Ashok Samuel

and

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, New York, 10017

Attention: Alex Greenbaum and Yoni Gontownik

and

Enagás, S.A.

Paseo de los Olmos 19

28005 Madrid

Attention: Borja García-Alarcón Altamirano

Project Prairie II

Commitment Letter

Ladies and Gentlemen:

You have advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Loan Funding LLC (“CSLF” and, together with any designated affiliates and CS, “Credit Suisse”), Citigroup Global Markets Inc. (“CGMI”) on behalf of Citi (as defined below) and Jefferies Finance LLC (together with any of its designated affiliates, “Jefferies” and, together with Credit Suisse, Citi and any other Commitment Parties appointed as described below, collectively, the “Commitment Parties,” “we” or “us”) that:

(a) Prairie Private Acquiror LP, a Delaware limited partnership (the “Buyer” or “you”), formed at the direction of Blackstone Infrastructure Partners L.P. (together with its affiliates, collectively, “BIP”), Jasmine Ventures Pte. Ltd (together with its affiliates, collectively, “GIC”) and Enagas Holding USA, S.L.U. (together with its affiliates, collectively, “Enagas” and together with BIP and GIC, collectively the “Sponsors”) and certain other investors designated by the Sponsors including L5 Investment Holdings LP and its affiliates (together with the Sponsors, the “Investors”), intends to merge (the “TGE Merger”) with and into Tallgrass Energy, LP, a Delaware limited partnership (“TGE” and, together with its subsidiaries, collectively, the “Acquired Business”), with TGE surviving the TGE Merger, pursuant to the Acquisition

Agreement by and among the Buyer, Prairie Merger Sub LLC, a Delaware limited liability company (“Merger Sub”) TGE and Tallgrass Energy GP, LLC, a Delaware limited liability company (the “TGE GP”) and, upon consummation of the TGE Merger, the holders of Class A shares of TGE (other than the Sponsors) will receive cash in exchange for their Class A shares of TGE, such that following consummation of the TGE Merger and related transactions (including the Equity Contribution), the Borrower will own, directly or indirectly, approximately 37% of the economic interests (the “Subject Interests”) in Tallgrass Equity, LLC (“TE LLC”) and the Sponsors shall control at least 50.1% of the direct or indirect voting and economic interests of TGE;

(b) you wish to obtain the Term Facility pursuant to this commitment letter (together with the exhibits and other attachments hereto, this “Commitment Letter”) and having the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”); and

(c) you intend to consummate the other transactions described in Exhibit A hereto (the “Transaction Description”).

Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto. For purposes of this Commitment Letter, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein. It is understood and agreed that CGMI is entering into this Commitment Letter for and on behalf of Citi.

1.	Commitments.

In connection with the Transactions, (a) CS is pleased to advise you of its commitment to provide 35% of the Term Facility, (b) Citi is pleased to advise you of its commitment to provide 35% of the Term Facility, (c) Jefferies is pleased to advise you of its commitment to provide 30% of the Term Facility and (d) each of CS, Citi and Jefferies hereby commits to provide any increase (relative to its commitment percentage set forth in the foregoing clauses (a) through (c) as applicable) required as a result of OID (as defined in the Fee Letter) required to be funded in connection with the “Market Flex” provisions of the Fee Letter (CS, Citi and Jefferies, each in such capacity together with any of its designated affiliates of similar creditworthiness in such capacity, an “Initial Lender” and, collectively and with any other financial institution that becomes an Initial Lender as set forth in Section 2 below, the “Initial Lenders”), in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Exhibits attached hereto.

2.	Titles and Roles.

It is agreed that (a) CSLF, Citi and Jefferies will act as joint lead arrangers (each in such capacity, together with any of its designated affiliates of similar creditworthiness, a “Lead Arranger” and, together with any Additional Agents appointed in such capacity pursuant hereto, collectively, the “Lead Arrangers”) as joint bookrunners for the Term Facility and (b) CS will act as administrative agent (the “Administrative Agent”) for the Term Facility. It is further agreed that CSLF will appear on the top left of the cover page of any marketing materials for the Term Facility and that any Additional Agents will appear to the right of CSLF in such order as you and we shall mutually agree, in each case, holding the roles and responsibilities conventionally understood to be associated with such name placement. At any time on or prior to January 21, 2020, you may, in consultation with the Lead Arrangers for the Term Facility, appoint additional co-managers, agents, co-agents, arrangers, joint bookrunners or confer other titles in respect of the Term Facility (each such party, an “Additional Agent”) (in addition to the Commitment Parties and any affiliates of the Sponsors (and any funds or partnerships managed or advised thereby) designated as an additional agent, co-agent, arranger, joint bookrunner or co-manager as described below) and may allocate up to 34% of the commitments of the Commitment Parties hereunder with respect to the

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Term Facility (it being understood that such commitments shall be allocated ratably with respect to the Term Facility) (and thereafter, such financial institution shall constitute a “Commitment Party” and an “Initial Lender” hereunder) and corresponding compensatory economics in connection with the Term Facility to such Additional Agents. Notwithstanding anything in Section 3 to the contrary, the commitments of, and economics allocated to, the Initial Lenders with respect to the Term Facility will be permanently reduced by the amount of the commitments of, and economics allocated to, such Additional Agents (or their affiliates) in respect of the Term Facility, with such reduction allocated to reduce the commitments of, and economics allocated to, the Initial Lenders in respect of the Term Facility (excluding any Initial Lender that becomes a party hereto pursuant to this section) on a pro rata basis; provided that in no event shall the economics payable to any Additional Agent exceed the fees (exclusive of any fees payable to the Administrative Agent in its capacity as such) which are being paid to the Initial Lenders (as a percentage of their commitments) pursuant to the Fee Letter. Notwithstanding the foregoing, following such appointments and prior to the date of the bank meeting in connection with the Term Facility, you may make appointments of titles in respect of and/or allocations of the Term Facility to affiliates of the Sponsors (and any funds or partnerships managed or advised thereby) with respect to an amount up to the difference between (a) the aggregate amount of the commitments of the Commitment Parties previously allocated to the Additional Agents hereunder and (b) the maximum aggregate amount of the commitments of the Commitment Parties permitted to be allocated to the Additional Agents hereunder; provided that any such appointments of and/or allocations to affiliates of the Sponsors will permanently reduce the amount of the commitments and corresponding compensatory economics that were previously allocated to each of the Initial Lenders and the Additional Agents with respect to the Term Facility, with such reduction allocated to reduce the commitments of, and economics allocated to, the Initial Lenders and the Additional Agents in respect of the Term Facility on a pro rata basis. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid or titles awarded (other than as set forth above), in each case, in connection with the Term Facility unless you and the Commitment Parties shall so agree.

3.	Syndication.

The Commitment Parties reserve the right, prior to or after the execution of the Facility Documentation, to syndicate all or a portion of the Commitment Parties’ commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Commitment Parties in consultation with you and reasonably acceptable to you (with such acceptance not to be unreasonably withheld, conditioned or delayed), including any relationship lenders designated by you in consultation with the Commitment Parties (together with the Initial Lenders, the “Lenders”); provided that, except as expressly set forth in Section 2 above, notwithstanding the Commitment Parties’ right to syndicate the Term Facility and receive commitments with respect thereto, the Commitment Parties may not assign all or any portion of their commitments hereunder until after the Closing Date, and, unless you agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to their commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred; provided, further, that except as expressly set forth in Section 2 above, such syndication shall not relieve any Initial Lender of its obligations set forth herein (including its obligations to fund the Term Facility on the Closing Date on the terms and conditions set forth in this Commitment Letter). Notwithstanding the foregoing, the Commitment Parties will not syndicate to those banks, financial institutions and other institutional lenders and competitors of the Acquired Business separately identified in writing by you or any of the Sponsors to us prior to the date hereof or with respect to competitors (and such competitors’ sponsors and affiliates identified in writing or clearly identifiable solely on the basis of their names) of the Acquired Business, separately identified in writing by you or any of the Sponsors to us after the date hereof and prior to syndication of the Term Facility (the foregoing, in each case inclusive of any affiliates thereof that are clearly identifiable by name (other than a bona-fide debt fund), collectively, “Disqualified Lenders”). After the Closing Date, the list of Disqualified Lenders may be updated from

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time to time to include competitors (and such competitors’ sponsors and affiliates (in each case, other than bona-fide debt funds) identified in writing or clearly identifiable solely on the basis of their names) of the Acquired Business separately identified in writing to the Administrative Agent, it being understood that any such update to the list of Disqualified Lenders will not apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Term Facility. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Initial Lenders’ commitments hereunder are not subject to commencement or completion of syndication of the Term Facility or your satisfaction of such obligations.

The Commitment Parties intend to commence syndication efforts promptly after your acceptance of this Commitment Letter and as part of its syndication efforts, it is the Commitment Parties’ intent to have Lenders commit to the Term Facility prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Commitment Parties in completing a timely syndication of the Term Facility that is reasonably satisfactory to us and you until the date that is the earlier of (a) 60 days after the Closing Date and (b) the later of the Closing Date and the date on which a “successful syndication” (as defined in the Fee Letter) for the Term Facility is achieved (such earlier date, the “Syndication Date”). Such assistance shall include without limitation (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsors, (b) your facilitating direct contact between your senior management, representatives and advisors (and your using commercially reasonable efforts to arrange for direct contact between senior management, representatives and advisors of the Sponsors and, to the extent practical and appropriate and consistent with the Acquisition Agreement, the Acquired Business) and the proposed Lenders at times and locations as mutually agreed upon reasonable prior notice, (c) your assistance (and your using commercially reasonable efforts to cause the Sponsors and, to the extent practical and appropriate and consistent with the Acquisition Agreement, the Acquired Business to assist) in the preparation of a customary confidential information memorandum (“Confidential Information Memorandum”) for the Term Facility (which shall be in form and substance consistent with confidential information memoranda in recent transactions sponsored by BIP) and other customary marketing materials to be used in connection with the syndications, (d) using your commercially reasonable efforts to procure prior to the launch of syndication of the Term Facility public corporate ratings (but no specific rating) for the borrower(s) thereunder and public ratings (but no specific rating) for the Term Facility from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. and (e) the hosting, with the Commitment Parties, of one or more meetings (or, if agreed to by the Lead Arranger, conference calls in lieu thereof) with prospective Lenders at times and, if applicable, locations to be mutually agreed upon. Notwithstanding anything set forth herein, you shall only be required to use commercially reasonable efforts to cause the Acquired Business to assist with the syndication efforts in respect thereof and only to the extent such assistance is consistent with the Acquisition Agreement.

During the primary syndication of the Term Facility and on or prior to the Syndication Date, you agree to use your commercially reasonable efforts to prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and, to the extent consistent with the Acquisition Agreement, the Acquired Business to provide) promptly to the Commitment Parties all available customary information with respect to you, the Acquired Business and each of your and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections relating to you and the Acquired Business (including financial estimates, forecasts and other forward-looking information) (the “Projections”), as the Commitment Parties may reasonably request.

For the avoidance of doubt, you will not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation or any obligation of confidentiality binding on you, any of the Sponsors, the Acquired Business or your or their respective affiliates (provided that in the case of any confidentiality obligation, (a) you shall have used commercially reasonable efforts

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to obtain consent to provide such information and (b) such obligation was not entered into in contemplation of this provision; provided, further, that you shall notify us if any such information is being withheld as a result of any such applicable law, rule, regulation or obligation of confidentiality). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, no provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Term Facility on the Closing Date or any time thereafter and neither the commencement nor the completion of the syndication of the Term Facility shall constitute a condition precedent to the Closing Date.

During the primary syndication of the Term Facility and until the Syndication Date, you will ensure (and use commercially reasonable efforts to cause the Sponsors to ensure) that there will not be any competing issues of debt securities or syndicated credit facilities by any Credit Party and you will use commercially reasonable efforts to ensure (and use commercially reasonable efforts to cause the Sponsors to ensure) that there will not be any competing issues of debt securities or syndicated credit facilities by the Acquired Business, in each case, without our consent (not to be unreasonably withheld, conditioned or delayed) (other than the Term Facility, any short term working capital facilities and capital lease, purchase money, equipment financings and any ordinary course refinancing of any indebtedness of the Acquired Business existing on the date hereof (other than a refinancing of TEP’s “2023 notes”, “2024 notes” or “2028 notes”, which shall not be permitted without our consent (not to be unreasonably withheld, conditioned or delayed) if the refinancing thereof could reasonably be expected to materially impair the primary syndication of the Term Facility) (collectively, “Existing Tallgrass Debt”), all other indebtedness permitted (other than indebtedness that is permitted solely with the Buyer’s consent) under the Acquisition Agreement and indebtedness arising under the existing revolving credit facility of TEP (and any permitted refinancing thereof) and under the Credit Facility Precedent (and any permitted refinancing thereof) (and, for the avoidance of doubt, any amendment or modification to the Credit Facility Precedent or any of the Existing Tallgrass Debt that does not involve the incurrence of additional indebtedness) being offered, placed or arranged that could reasonably be expected to materially impair the primary syndication of the Term Facility.

The Commitment Parties will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached (with your consent not to be unreasonably withheld, conditioned or delayed and excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld, conditioned or delayed and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

Notwithstanding anything to the contrary contained in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions (a) none of the obligations described in this Section 3 or Section 4 below (including, without limitation, the compliance with any of the provisions set forth above) shall constitute a condition to the commitments hereunder or the funding of the Term Facility on the Closing Date or any time thereafter, (b) neither the commencement nor the completion of the syndication of the Term Facility nor your satisfaction of your obligations to assist with syndication efforts as set forth in this Section 3 shall constitute a condition to the funding of the Term Facility on the Closing Date or any time thereafter and (c) the only financial statements that shall be required to be provided to the Lead Arrangers or Initial Lenders in connection with the syndication of the Term Facility or otherwise shall be those required to be delivered pursuant to paragraphs 10 and 11 of the Funding Conditions.

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4.	Information.

You hereby represent and warrant (with respect to the Acquired Business, to your knowledge) that (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder or the funding of the Term Facility on the Closing Date) (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or general industry nature, the “Information”) that have been or will be made available to the Commitment Parties by you, the Sponsors or any of your or their respective representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto that have been provided to us) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by the Sponsors or any of your or their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and furnished; it being understood that any such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly use commercially reasonable efforts to supplement the Information and the Projections so that such representations will be correct in all material respects (with respect to the Acquired Business, to your knowledge) under those circumstances. In arranging and syndicating the Term Facility, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Acquired Business or any other party or to advise or opine on any related solvency issues.

You hereby acknowledge that (a) the Lead Arrangers will make available Information, Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Term Facility to the proposed syndicate of Lenders, by posting the Information and Projections on Debtdomain (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, the Acquired Business, your or its respective subsidiaries or the respective securities of any of the foregoing) (each, a “Public Lender”). At the reasonable request of the Lead Arranger, you agree to assist us in preparing an additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will consist exclusively of information and documentation that is either publicly available, not material with respect to you and your subsidiaries, the Acquired Business, their subsidiaries, or your and their respective securities for purposes of United States federal and state securities laws or of the type that would be publicly available if you or the Acquired Business or your and their respective subsidiaries were a public reporting company (as reasonably determined by you). It is understood that in connection with your assistance described above, (a) a customary authorization letter executed by you will be included in each such Confidential Information Memorandum that authorizes the distribution of such Confidential Information Memorandum to prospective Lenders, contains customary representations confirming that the public side version does not include material non-public information about you, the Acquired Business, your or their respective subsidiaries or your and their respective securities, and exculpate us, you, the Sponsors, the Acquired Business and our, your and their respective affiliates with respect to any liability related to the use or misuse of the contents of such Confidential Information Memorandum or any related marketing material by recipients thereof; (b) the public lender information

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shall include the following information except to the extent you notify us to the contrary, provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements (and such public information is permitted to be made available to all prospective Lenders, including through a Platform designated “Public Lenders”): (i) drafts and final definitive documentation with respect to the Term Facility, including term sheets, (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting or call invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Term Facility; (c) at our reasonable request, you shall identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”, it being understood that you shall not otherwise be under any obligation to mark Information as “PUBLIC”; and (d) we shall be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated for Public Lenders.

5.	Fees.

As consideration for the commitment of the Initial Lenders hereunder and the Lead Arrangers’ agreement to perform the services described herein, you agree to pay the fees set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Term Facility (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder are subject only to the conditions expressly set forth in Exhibit C hereto (the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder for the Term Facility (including compliance with the terms of this Commitment Letter, the Fee Letter and the Facility Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the funding under the Term Facility shall occur).

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions, (a) the only representations and warranties the accuracy of which shall be a condition to availability of the Term Facility to be funded on the Closing Date shall be (i) such of the representations and warranties made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your applicable affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or such affiliates’) obligations under the Acquisition Agreement to consummate the TGE Merger, or to decline to consummate the TGE Merger (in accordance with the terms thereof), as a result of a breach of such representations and warranties (to such extent, the “Acquisition Agreement Representations”) and (ii) the Specified Representations made by the Credit Parties in the Facility Documentation and (b) the terms of the Facility Documentation and the Closing Deliverables shall be in a form such that they do not impair the availability of the Term Facility to be funded on the Closing Date if the Funding Conditions are satisfied (or waived) (it being understood that, to the extent any security interest in any collateral referred to in the Term Sheet under the heading “Security” (other than (i) assets of the Credit Parties with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (the “UCC”) in the jurisdiction of organization of the applicable debtor and (ii) the delivery of stock certificates of the Borrower and its wholly-owned material domestic subsidiaries (solely to the extent required in the Term Sheet); provided that any stock certificate representing any Subject Interests to be delivered pursuant to this sub-clause (ii), shall only be required to be delivered on the Closing Date to the extent provided to you by the Acquired Business on or prior to the date thereof) is not or cannot be provided

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or perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such collateral shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (subject to extensions as agreed by the Administrative Agent in its reasonable discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of the Credit Parties set forth in the Facility Documentation relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the Facility Documentation), the due authorization, execution and delivery of the Facility Documentation (in each case, by or of each Credit Party), enforceability of the Facility Documentation against the Credit Parties, Federal Reserve margin regulations, the Investment Company Act, the creation, validity and perfection of security interests in the collateral (subject to permitted liens and the limitations set forth in the preceding sentence), no conflicts of the Facility Documentation (limited to the execution, delivery and performance of the Facility Documentation, incurrence of indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof) with charter documents of such Credit Party, solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis (after giving effect to the Transactions) (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto), Patriot Act and use of the proceeds of the Term Facility not violating OFAC or FCPA. This paragraph shall be referred to herein as the “Limited Conditionality Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party and each of its affiliates and controlling persons and the respective officers, directors, employees, successors, partners, agents, advisors and representatives of each of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, investigations, inquiries, proceedings, losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Transactions or the Term Facility, the use or intended use of the proceeds of the Term Facility, or any claim, litigation, investigation or proceeding (any of the foregoing, an “Action”) relating to any of the foregoing and regardless of whether brought by you or any of your affiliates or any other person or against any person, including the Acquired Business, its respective security holders and their respective other affiliates, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable legal expenses (limited to one counsel for all Indemnified Persons, taken as a whole, and, if reasonably necessary, a single local counsel to all Indemnified Persons, taken as a whole, in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing under this Commitment Letter, the Fee Letter or the Facility Documentation (in the case of each of preceding clauses (i) and (ii)(i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than claims against the Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Term Facility and

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other than any claims arising out of any act or omission on the part of you or your affiliates, and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses (including but not limited to out-of-pocket expenses of such Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to such Commitment Party identified in the Term Sheet, and, if necessary, of a single local counsel to such Commitment Party in each relevant material jurisdiction), in each case incurred in connection with the Term Facility and the preparation of this Commitment Letter, the Fee Letter, the Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (a) no Indemnified Person shall be liable for any damages arising from the use or misuse by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from (in each case as finally determined by a court of competent jurisdiction in a final and non-appealable judgment) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, agents, advisors or representatives of any of the foregoing and (b) neither (i) any Indemnified Person, nor (ii) you, the Investors (nor any of your or their respective subsidiaries or affiliates) or the Acquired Business (or any of their respective subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages (in the case of clause (ii), other than in respect of any such damages required to be indemnified under this Section 7) in connection with this Commitment Letter, the Term Facility, the Transactions (including the Term Facility and the use of proceeds thereunder), or with respect to any activities related to the Term Facility. You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Action effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such Action, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and to the extent required by, this Section 7. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Action against such Indemnified Person in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person (which approval shall not be unreasonably withheld, delayed or conditioned) from all liability or claims that are the subject matter of such Action and (b) does not include any statement as to any admission of fault. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid by you or any of your affiliates under this Section 7 to such Indemnified Persons for any loss, claim, expense, damage or liability with respect to which such Indemnified Person was not entitled to payment in accordance with the terms hereof.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated in Section 12 below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party and you waive, to the fullest extent permitted by law, and agree not to assert any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and you have consulted with your own legal and financial advisors to the extent you have deemed appropriate and (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that such Commitment Party has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you and the Acquired Business and other companies in the industry of the Acquired Business, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, such Commitment Party hereunder, but such Commitment Party shall not be relieved from its obligations under this Commitment Letter (except as expressly set forth in Section 2 hereof). You acknowledge and agree that neither we nor our affiliates have provided you with legal, tax or accounting advice and that you have obtained such independent advice from your own advisors.

You further acknowledge that each Commitment Party and its affiliates are full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Sponsors or the Acquired Business or your or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, you acknowledge that you have retained CS and Citi as financial advisors in connection with the TGE Merger (in such capacity, each an “Financial Advisor”). You agree not to assets any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any such Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter, the Fee Letter and the commitments hereunder shall not be assignable by any party hereto (except by the Commitment Parties as expressly set forth in Section 2 hereof or by you to (a) on the Closing Date, to one or more affiliates that are newly formed domestic “shell” companies in connection with the Transactions controlled by one or more of the Sponsors and that own the Subject Interests comprising at least 37% of the economic interests in the Acquired Business or (b) in connection with any assignment that occurs as a matter of law in connection with the TGE Merger at the closing thereof, to an entity controlled by you or one of your affiliates) without the prior written consent of each other party

10

hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and their respective permitted successors and assigns (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and their respective permitted successors and assigns (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in Section 3, any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches and the provisions of Section 7 shall apply with equal force and effect to any such entities so performing any such duties or activities, but no Commitment Party shall be relieved of its obligations under this Commitment Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Term Facility may be transmitted through Debtdomain or similar electronic means, the internet or e-mail, and, notwithstanding anything herein to the contrary, that no Commitment Party shall be liable for any damages arising from the use or misuse by others of information or documents transmitted in such manner unless resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Commitment Party or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, agents, representatives, successors or assigns of any of the foregoing. This Commitment Letter, together with the Fee Letter, supersedes all prior understandings, whether written or oral, among us with respect to the Term Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Partnership Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith) and whether there shall have occurred a Partnership Material Adverse Effect, (b) whether the TGE Merger has been consummated as contemplated by the Acquisition Agreement and (c) whether the representations and warranties made by the Acquired Business are accurate and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the TGE Merger (in accordance with the terms thereof), shall, in each case, be governed by and construed in accordance with the laws of the jurisdiction specified in the Acquisition Agreement, excluding any conflicts of law, rule or principle that might refer construction of provisions to the laws of another jurisdiction.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that (i) the commitments provided hereunder by the Commitment Parties and the funding of the Term Facility on the Closing Date are subject only to the Funding Conditions and (ii) this Commitment Letter and the Fee Letter are subject in all respects to the Side Letter, dated the date hereof, among us and you.

11

10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any state or federal court of the United States of America, in each case sitting in the Borough of Manhattan in New York, and the respective appellate courts thereof, as to any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees to not commence any such suit, action or proceeding other than in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter, or, prior to the date hereof, this Commitment Letter or their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investors and to your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors (collectively, “Representatives”) who need to know such information in connection with the Transactions and on a confidential basis, (b) if the Commitment Parties consent to such proposed disclosure, (c) you may disclose the Transaction Description, the Term Sheet and the Funding Conditions and the existence of this Commitment Letter to any rating agency in connection with the Transactions or (d) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that (w) you may disclose the existence of the Fee Letter and the fees contained therein as part of generic disclosure regarding fees and expenses in connection with any syndication of the Term Facility without disclosing any specific fees set forth therein, or on a redacted basis in a manner reasonably acceptable to the Commitment Parties or for customary accounting purposes, including accounting for deferred financing costs, (x) you may disclose this Commitment Letter and the Fee Letter (after this Commitment Letter and the Fee Letter have been accepted by you) on a confidential basis to any prospective Additional Agent or affiliate thereof and their respective counsel, (y) you may disclose this Commitment Letter and, to the extent portions thereof are redacted in a manner to be mutually agreed upon, the Fee Letter to the Acquired Business and their respective officers, directors, employees, affiliates, members, partners,

12

stockholders, attorneys, accountants, agents and advisors who need to know such information in connection with the Transactions on a confidential basis; and (z) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) in any syndication of the Term Facility. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall terminate on the earlier of (i) the second anniversary of the date hereof and (ii) one year following the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party and its affiliates will use all confidential information provided to them or their affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law, agrees (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority) to inform you promptly thereof prior to such disclosure to the extent practicable, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of this Commitment Letter, (d) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Acquired Business, the Sponsors or any of your and their respective affiliates, (e) to the extent that such information is independently developed by such Commitment Party or any of its affiliates so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and their Representatives who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (provided that such Commitment Party shall be responsible for its affiliates and Representatives’ compliance with this paragraph), (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies in connection with the Transactions or (j) to market data collectors and other service providers; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or assignees or prospective participants or assignees referred to above shall be made subject to the acknowledgement and acceptance by such Lender or prospective Lender or assignee or participant or prospective assignee or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any marketing materials for the Term Facility) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information and (y) no disclosure shall be made by any Commitment Party to any Disqualified Lender. Each Commitment Party’s obligations under this paragraph shall terminate on the earlier of (i) the second anniversary of the date hereof and (ii) one year following the termination of this Commitment Letter in accordance with its terms and shall otherwise automatically terminate and be superseded by the confidentiality provisions in the Facility Documentation upon the execution and delivery thereof.

13

Notwithstanding anything to the contrary contained herein, nothing in this Commitment Letter precludes the Commitment Parties, you, the Sponsors, the Acquired Business or our, your or their respective affiliates from using or disclosing any confidential information in connection with any suit, action or proceeding for the purpose of protecting or exercising any of our, your or their, as applicable, rights, remedies or interests hereunder or under the Fee Letter.

13.	Surviving Provisions.

This Section 13 and the indemnification, compensation (if applicable), confidentiality, syndication (if applicable), jurisdiction, venue, governing law, waiver of jury trial and fiduciary duty provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreement to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Term Facility (if the Term Facility has been funded) and your obligations under the second sentence of Section 4 (if the Term Facility has been funded), shall automatically terminate and be superseded by the definitive documentation relating to the Term Facility upon the initial funding on the Closing Date under the Term Facility, and you shall be released from all liability in connection therewith at such time.

14.	Patriot Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow such Commitment Party or such Lender to identify the Credit Parties, in accordance with the Patriot Act and Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation, as applicable, and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

This Commitment Letter and the Fee Letter shall become effective upon execution and delivery by all parties hereto and thereto. If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on December 23, 2019. The Commitment Parties’ commitments hereunder and agreements contained herein will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (a) the initial borrowing in respect of the Term Facility does not occur on or before 11:59 p.m., New York City time on July 23, 2020 (the “End Date”) or (b) the Acquisition Agreement is validly terminated prior to the consummation of the TGE Merger, then this Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate. Notwithstanding anything in this paragraph to the contrary, (a) you may elect to terminate the commitments with respect to the Term Facility, in whole or in part, at any time, (b) if the TGE Merger is consummated without funding of the Term Facility, the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate, and (c) the termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

[signature pages follow]

Very truly yours,

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Max Lipkind
Name:	Max Lipkind
Title:	Managing Director

CREDIT SUISSE AG

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Brady Bingham
Name:	Brady Bingham
Title:	Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Mohammed Baabde
Name:	Mohammed Baabde
Title:	Managing Director

JEFFERIES FINANCE LLC

By:	/s/ John Koehler
Name:	John Koehler
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of

the date first above written:

PRAIRIE PRIVATE ACQUIROR LP

By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

CONFIDENTIAL

EXHIBIT A

Project Prairie II

Transaction Description12

It is intended that:

(a) Prairie Private Acquiror LP, a Delaware limited partnership (the “Buyer” or “you”), formed at the direction of Blackstone Infrastructure Partners L.P. (together with its affiliates, collectively, “BIP”), Jasmine Ventures Pte. Ltd (together with its affiliates, collectively, “GIC”) and Enagas Holding USA, S.L.U. (together with its affiliates, collectively, “Enagas” and together with BIP and GIC, collectively the “Sponsors”) and certain other investors designated by the Sponsors including L5 Investment Holdings LP and its affiliates (together with the Sponsors, the “Investors”), intends to merge (the “TGE Merger”) with and into Tallgrass Energy, LP, a Delaware limited partnership (“TGE” and, together with its subsidiaries, collectively, the “Acquired Business”), with TGE surviving the TGE Merger, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (including all schedules and exhibits thereto and as may be amended, supplemented or otherwise modified and in effect from time to time, the “Acquisition Agreement”) by and among the Buyer, Prairie Merger Sub LLC, a Delaware limited liability company, TGE and Tallgrass Energy GP, LLC, a Delaware limited liability company (the “TGE GP”) and, upon consummation of the Merger, the holders of Class A shares of TGE (other than the Sponsors) will receive cash in exchange for their Class A shares of TGE, such that following consummation of the TGE Merger and related transactions (including the Equity Contribution), the Borrower will own, directly or indirectly, approximately 37% of the economic interests (the “Subject Interests”) in Tallgrass Equity, LLC (“TE LLC”) and the Sponsors shall own at least 50.1% of the direct or indirect voting and economic interests of TGE; and

(b) in order to fund (x) the Merger Consideration (as defined in the Acquisition Agreement), (y) on-going debt service of the Borrower; and (z) costs, fees and expenses incurred in connection with the Term Facility and the other Transactions (such fees and expenses, collectively, the “Transaction Costs”):

(i) on or prior to the Closing Date, the Investors will directly or indirectly contribute to the equity of the Buyer an aggregate amount of cash (which, to the extent in respect of any equity of the Buyer other than common stock, shall be on terms reasonably acceptable to the Lead Arrangers) (collectively, the “Equity Contribution”) that represents not less than 70% of the sum of (1) the aggregate gross proceeds received from the loans borrowed under the Term Facility (as defined below), excluding any gross proceeds received from any increase in the loans under the Term Facility, to fund original issue discount or upfront fees on the Closing Date resulting from the exercise of “market flex” under the Fee Letter and (2) the amount of such cash contribution on the Closing Date (collectively, the “Minimum Equity Contribution”); and

(ii) substantially concurrent with the consummation of the TGE Merger, the Borrower will (1) obtain a senior secured term facility in an aggregate principal amount of $575 million (the “Term Facility”) (as such amount shall be increased in an additional amount sufficient to fund any OID (as defined in the Fee Letter) in connection with the “Market Flex” provisions in the Fee Letter as provided in the Term Sheet) to be drawn on the Closing Date having the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and (2) contribute the proceeds from borrowings under the Term Facility to the Buyer on the Closing Date.

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Transaction Description is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Transaction Description shall be determined by reference to the context in which it is used.

[2]	NTD: Structure subject to change.

A-1

CONFIDENTIAL

EXHIBIT A

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter, “Closing Date” shall mean the date on which the conditions set forth in this Commitment Letter to the initial funding under the Term Facility have been satisfied or waived.

A-2

CONFIDENTIAL

EXHIBIT B

Project Prairie II

Senior Secured Term Facility

Summary of Principal Terms and Conditions3

Borrower:	One or more direct parent companies of the Buyer (referred to herein collectively as the “Borrower”); provided that in the event there are one or more entities constituting the Borrower on the Closing Date such entities shall appoint a single entity to act as representative on behalf of all such entities under the Facility Documentation in a manner consistent with the Credit Facility Precedent.

Administrative Agent:	CS will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Administrative Agent”, collectively with any other agents party to the Facility Documentation, the “Agents”) for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to you and excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Lead
Arrangers:	CS, Citi and Jefferies will act as joint lead arrangers for the Term Facility (each in such capacity, together with any of its designated affiliates of similar creditworthiness, a “Lead Arranger” and, together with any Additional Agents appointed in such capacity pursuant to the Commitment Letter, collectively, the “Lead Arrangers”) and as joint bookrunners, and will perform the duties customarily associated with such roles.

Term Facility:	The Term Facility will be composed of a senior secured term loan facility in an aggregate principal amount of $575 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded in connection with the “Market Flex” provisions in the Fee Letter, which amounts shall be automatically added to each Commitment Party’s commitment under the Commitment Letter (in accordance with such Commitment Party’s commitment as set forth therein) (the loans under the Term Facility are collectively referred to as the “Term Loans”).

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

CONFIDENTIAL

EXHIBIT B

Incremental Term Facilities:	The Facility Documentation will permit the Borrower and the Guarantors to add one or more incremental term loan facilities and/or increase the loans under the Term Facility or any other Incremental Term Facility (each, an “Incremental Term Facility”; any Term Loans issued thereunder, “Incremental Term Loans”); provided that:

(a) the Incremental Term Facilities do not exceed in the aggregate $50 million (the “Available Incremental Amount”);

(b) no Lender will be required to participate in any such Incremental Term Facility;

(c)   the Incremental Term Facilities shall (i)(A) rank pari passu with or junior to the existing Term Facility in right of payment, (B) be secured by the Collateral on a pari passu lien basis with the initial Term Facility, (C) be secured by the Collateral on a junior lien basis with the initial Term Facility or (D) be unsecured (and, in each case, to the extent subordinated in right of payment or security, subject to intercreditor arrangements consistent with the Documentation Principles or otherwise reasonably satisfactory to the Administrative Agent and the Borrower) and (ii) not be incurred (or guaranteed) by a non-Credit Party or secured by assets that are not Collateral;

(d) the Incremental Term Facilities will have a final maturity no earlier than the final maturity of the initial Term Facility;

(e)   the weighted average life to maturity of any Incremental Term Facility shall be no shorter than that of the initial Term Facility (without giving effect to prior prepayments that would otherwise shorten the weighted average life to maturity of the initial Term Facility);

(f) subject to clauses (d) and (e) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the Lenders thereunder;

(g)   no event of default shall have occurred and be continuing or would result therefrom (provided that if the Incremental Term Loans are used to fund an acquisition, investment or irrevocable repayment, repurchase or redemption of debt, no payment or bankruptcy event of default of the Borrower shall have occurred and be continuing);

CONFIDENTIAL

EXHIBIT B

(h)   the All-In Yield applicable to any Incremental Term Facility will be determined by the Borrower and the Lenders providing such Incremental Term Facility; provided that with respect to any Incremental Term Facility (other than an Incremental Term Facility that is unsecured or secured on a junior basis to the Term Facility) made on or prior to the date that is 12 months after the Closing Date, the All-In Yield will not be more than 0.50% higher than the corresponding All-In Yield for the initial Term Facility (calculated in the same manner and after giving effect to any amendment to interest rate margins under the initial Term Facility after the Closing Date but prior to the date of the addition of such Incremental Term Facility), unless the interest rate margins with respect to the initial Term Facility are increased by an amount equal to the difference between the All-In Yield with respect to such Incremental Term Facility and the corresponding All-In Yield on the initial Term Facility minus 0.50%; provided, further, that, if any Incremental Term Facility includes an Adjusted LIBOR or ABR floor that is greater than the Adjusted LIBOR or ABR floor applicable to the initial Term Facility, such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this clause (h) but only to the extent an increase in the Adjusted LIBOR or ABR floor applicable to the initial Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the Adjusted LIBOR and ABR floors (but not the applicable margin) applicable to the initial Term Facility shall be increased to the extent of such differential between interest rate floors;

(i) any Incremental Term Facility may provide for the ability to participate on a non-pro rata basis in any voluntary prepayments of the Incremental Term Loans, with mandatory prepayments of the Incremental Term Loans required to be on a pro rata or less than pro rata basis except that the Borrower shall be permitted to prepay any class of term loans on a better than pro rata basis as compared to any other class of term loans with a later maturity date than such class;

(j) except as otherwise required or permitted in clauses (a) through (i) above, all other terms of such Incremental Term Facility, if not consistent with the terms of the initial Term Facility, as the case may be, shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the latest maturity date of the Term Facility) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the lenders under the Term Facility).

CONFIDENTIAL

EXHIBIT B

The Borrower and Guarantors may seek commitments in respect of the Incremental Term Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (in the case of such additional banks, financial institutions and other institutional lenders, subject to the consent of the Administrative Agent (not to be unreasonably withheld or delayed) if such consent is required under the heading “Assignments and Participations”) who will become Lenders in connection therewith. No Lender shall be under any obligation to provide any portion of any requested Incremental Term Facilities.

“All-In Yield” shall mean, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount (“OID”), upfront fees, an Adjusted LIBOR or ABR floor, or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such indebtedness; provided that (a) OID and upfront fees shall be equated to an interest rate assuming a 4-year life to maturity on a straight line basis (e.g. 100 basis points of OID or upfront fees equals 25 basis points of interest rate margin for a four year average life to maturity), (b) “All-In Yield” shall not include amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and any similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part any lender), any fees not paid or payable in the primary syndication of such indebtedness or fees not paid or payable generally to all lenders ratably and (c) if any Incremental Term Loans include an Adjusted LIBOR or ABR floor that is greater than the Adjusted LIBOR or ABR floor applicable to any existing class of Term Loans, such differential between interest rate floors shall be included in the calculation of All-In Yield, but only to the extent an increase in the Adjusted LIBOR or ABR floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Adjusted LIBOR and ABR floors (but not the applicable rate, unless the Borrower otherwise elects in its sole discretion) applicable to the existing Term Loans shall be increased to the extent of such differential between interest rate floors.

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EXHIBIT B

In addition, the Borrower and the Guarantors may, in lieu of adding Incremental Term Facilities, but subject to the conditions in clauses (a) through (i) above (provided the MFN provisions shall only apply to syndicated term facilities that are pari passu in right of security and payment with the Term Loans) utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt.

“Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then Available Incremental Amount incurred by the Borrower or any Guarantor consisting of the issuance or incurrence of any senior or subordinated indebtedness, which may rank pari passu with or junior to the existing Term Facility in right of payment and may be secured on a pari passu lien basis or a junior lien basis with the Term Facility or may be unsecured, in the form of loans, “mezzanine” debt or notes (whether issued in a public offering, Rule 144A, private placement or otherwise), including any bridge financing in lieu of the foregoing; provided that (a) such Incremental Equivalent Debt is not guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations, (b) in the case of any such secured indebtedness, (i) any Incremental Equivalent Debt is not secured by any assets not securing the Obligations and (ii) such indebtedness is subject to a customary intercreditor agreement consistent with the Documentation Principles or is otherwise reasonably satisfactory to the Borrower and Administrative Agent and (c) such indebtedness shall not have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default and, in the case of loans, excess cash flow sweeps) that could result in prepayments or redemptions of such indebtedness prior to the latest maturity date of the Term Facility (and any such permitted mandatory prepayments shall be required to be shared, for the avoidance of doubt, on at least a pro rata basis with the Term Facility).

Refinancing Facilities:	The Facility Documentation will permit the Borrower and Guarantors to refinance any series, class or tranche, as selected by the Borrower in its sole discretion, of loans under the Term Facility or any Incremental Term Facility from time to time, in whole or in part, with (a) one or more new term facilities (each, a “Refinancing Term Facility”) respectively, under the Facility Documentation solely with the consent of the Borrower, the Administrative Agent and the lenders providing such Refinancing Term Facility or (b) one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured notes or loans (whether issued in a public offering, Rule 144A, private placement or otherwise) that will be secured by the Collateral on a pari passu lien basis or junior lien basis with the Term Facility (any such notes or loans, “Refinancing Notes” and, together with the Refinancing Term Facility, the “Refinancing

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EXHIBIT B

Debt”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the final scheduled maturity date of, or have a shorter weighted average life to maturity than, the remaining weighted average life of loans under the Term Facility refinanced, (ii) the other terms and conditions of any Refinancing Debt shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower); provided that, if any more restrictive financial maintenance covenant is added for the benefit of any Refinancing Debt, such provisions shall also be applicable to the Term Facilities (except to the extent such financial maintenance covenant applies only to periods after the latest final scheduled maturity date of any Term Facility) or (B) if not consistent with the terms of the corresponding class under the Term Facilities, not be materially more restrictive to the Borrower and Guarantors (as determined by the Borrower), when taken as a whole, than the terms of the applicable class under the Term Facility being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the Term Facility existing at the time of such refinancing) (it being understood that to the extent any financial maintenance covenant is added for the benefit of such Refinancing Term Facility or Refinancing Notes, no consent shall be required from the Administrative Agent or any applicable Lender under this clause (B) to the extent that such financial maintenance covenant is also added for the benefit of each Term Facility remaining outstanding after the incurrence or issuance of such Refinancing Debt), (iii) no Refinancing Debt that refinances the Term Facility or any Incremental Term Facility in part will be (A) incurred or guaranteed by any entity that is not a Credit Party or (B) secured by any assets not securing the Term Facility or such Incremental Term Facility, as applicable, and (iv) any secured Refinancing Debt shall be subject to an intercreditor agreement on terms reasonably acceptable to the Borrower and the Administrative Agent.

Purpose:	The proceeds of the Term Facility will be used by the Borrower on the Closing Date, together with proceeds received in respect of the Equity Contribution (a) for a contribution to Buyer to consummate the TGE Merger and the transactions related thereto, (b) to pay Transaction Costs and (c) for on-going debt service (the “Use of Proceeds”).

Availability:	The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be re-borrowed.

Interest Rates:	As set forth on Annex I hereto.

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EXHIBIT B

Default Rate:	Any principal or interest payable under or in respect of the Term Facility not paid when due (after giving effect to all applicable grace periods) shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Final Maturity and
Amortization:	The Term Facility will mature on the date that is seven (7) years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% per annum of the original principal amount of the Term Facility, payable quarterly, commencing with the first full fiscal quarter following the Closing Date, with the balance payable on the final maturity date (each such date, a “Payment Date”); provided that the Facility Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans or Incremental Term Loans (or any series, class or tranche thereof, as selected by the Borrower in its sole discretion) upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under the series, class or tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

Guarantee:	All obligations of the Borrower (the “Borrower Obligations”) under the Term Facility and under any interest rate protection or other hedging arrangements entered into with an Agent, a Lead Arranger, or a Lender or any affiliate of an Agent, a Lead Arranger or a Lender at the time of the entering into of such arrangements (“Hedging Obligations”), and under any cash management arrangements entered into with any Agent, a Lender or any affiliate of an Agent or a Lender at the time of the entering into of such arrangements (“Cash Management Obligations”; collectively with any Hedging Obligations and Borrower Obligations, the “Obligations”) will be unconditionally guaranteed on a senior secured basis (the “Guarantee”) by (a) each direct parent company of the Borrower (the “Parent Guarantor”), (b) the Borrower (solely with respect to Obligations that are not Borrower Obligations) and (c) each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiary of the Borrower, excluding, for the avoidance of doubt, TGE and its direct and indirect subsidiaries and their respective successors (collectively, the “Tallgrass Entities”) and subject to other exceptions to be agreed (such subsidiaries, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors” and, together with the Borrower, the “Credit Parties”). Each Subsidiary Guarantor, if any, will be a special purpose vehicle formed for the purpose of holding a portion of the Subject Interests or the equity interests in another subsidiary of the Borrower.

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EXHIBIT B

Security:	The Obligations and the Guarantee will be secured by substantially all of the present and after-acquired assets of the Credit Parties (collectively, the “Collateral”), including but not limited to: (a) a perfected pledge in all the equity interests of the Borrower held by the Parent Guarantor, (b) a perfected pledge of all of the equity interests of each Subsidiary Guarantor; (c) a perfected pledge of all Subject Interests owned by the Borrower or any Subsidiary Guarantor, (d) a perfected security interest in all Distributed Cash (except as set forth in clause (e) in the following paragraph); and (e) perfected security interests in substantially all other tangible and intangible assets of the Credit Parties, in each case subject to permitted liens consistent with the Documentation Principles.

Notwithstanding the foregoing, the Collateral shall not include (collectively, the “Excluded Assets”): (a) commercial tort claims below a threshold to be agreed; (b) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition or restriction; (c) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition or restriction; (d) any assets to the extent a security interest in such assets would result in material adverse U.S. federal income tax consequences to any Credit Party or any of its direct or indirect parent companies, as reasonably determined by the Borrower in consultation with the Administrative Agent; (e) cash and cash equivalents (other than cash and cash equivalents to the extent constituting proceeds from the disposition of Collateral or deposited in accounts holding Distributed Cash, except for Distributed Cash retained following operation of clause (a) set forth under the heading “Mandatory Prepayments”); (f) deposit accounts (other than deposit accounts holding Distributed Cash, except for deposit accounts solely holding Distributed Cash retained following operation of clause (a) set forth under the heading “Mandatory Prepayments”); (g) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby as mutually agreed by

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EXHIBIT B

the Borrower and the Administrative Agent; (h) any assets located in or governed by any non-U.S. jurisdiction or agreement (other than stock certificates otherwise required to be pledged, certain material debt otherwise required to be pledged and assets that can be perfected by the filing of a UCC financing statement); and (i) any other assets to the extent consistent with the Documentation Principles or otherwise mutually agreed by the Borrower and the Administrative Agent on the Closing Date.

Notwithstanding the foregoing (a) no control agreements (other than deposit accounts holding Distributed Cash, except for deposit accounts solely holding Distributed Cash retained following operation of clause (a) set forth under the heading “Mandatory Prepayments”), other control arrangements or perfection by “control” shall be required with respect to any Collateral (other than with respect to certificated equity interests described in clause (b) below and uncertificated equity interests constituting Collateral that are “securities” within the meaning of Article 8 of the UCC); provided that the Borrower shall use its commercially reasonable efforts to cause control agreements to be entered into with respect to such accounts on or before the Closing Date but in any event within 90 days after the Closing Date (or such longer period as the Administrative Agent shall agree, acting reasonably), (b) stock certificates and related transfer powers shall only be required to be delivered to the extent the equity interests represented thereby constitute “certificated securities” within the meaning of Article 8 of the UCC and (c) all provisions related to security and collateral, including, without limitation, the requirements of the preceding two paragraphs shall be subject to the Limited Conditionality Provision.

Mandatory Prepayments:	(a) Term Loans shall be prepaid quarterly, commencing with the first full fiscal quarter following the Closing Date, with an amount equal to the applicable percentage of Available Cash less Permitted Deductions made on or prior to the time such payment is due or reasonably expected to be made (as determined by the Borrower in good faith) in the following fiscal quarter.

Consolidated Total Net Leverage Ratio	Percentage of Available Cash
Greater than 3.25:1.00	50%
3.25:1.00 or lower, but greater than 1.75:1.00	25%
Lower than or equal to 1.75:1.00	0%

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EXHIBIT B

“Available Cash” will be defined to mean, with respect to any fiscal quarter (in the case of clause (a) above, to the extent not otherwise required to prepay the Term Loans), cash actually distributed to the Borrower or Guarantors by the Tallgrass Entities (“Distributed Cash”) during such fiscal quarter. For the avoidance of doubt, “Available Cash” shall not include net cash proceeds from asset sales and other dispositions of property of the Credit Parties.

“Consolidated Total Net Debt” will be defined to mean, with respect to any person, consolidated indebtedness for borrowed money, capitalized lease obligations, purchase money debt, debt evidenced by bonds, debentures, notes, loan agreements or other similar instruments, unreimbursed amounts in respect of letters of credit and all guarantees of the foregoing, minus cash and cash equivalents of such person.

“Consolidated Total Net Leverage Ratio” will be defined to mean the ratio of (a) Consolidated Total Net Debt of the Borrower and the Subsidiary Guarantors (and, excluding, for the avoidance of doubt, the indebtedness of the Tallgrass Entities) to (b) Cash Available for Debt Service for the most recent four fiscal quarter period for which financial statements are internally available.

“Permitted Deductions” will be defined to mean administrative, overhead and operations costs and expenses in respect of the Borrower and Guarantors (and any direct or indirect parent company of the Borrower), amounts payable with respect to or in connection with indebtedness of the Borrower or Guarantors (including payments of principal, interest and premium, fees, costs and expenses, indemnification payments and payments with respect to swap agreements), tax distributions and other tax payments, in an amount not to exceed $20 million in any fiscal year, the amount of management buybacks not to exceed $15 million in any fiscal year, and other amounts to be mutually agreed.

(b)	Term Loans shall be prepaid with 100% of the net cash proceeds from asset sales and other dispositions of property, other than dispositions among Credit Parties and otherwise subject to customary exceptions and thresholds consistent with the Documentation Principles.

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EXHIBIT B

(c)   Term Loans shall be prepaid with 100% of the net cash proceeds of issuances of debt obligations of the Borrower or the Guarantors (except the net cash proceeds of any permitted debt other than Refinancing Debt).

Each of the foregoing mandatory prepayments shall include customary exceptions to be mutually agreed consistent with those found in similar holding company financings for pipeline companies owned by first-tier private equity sponsors (provided that, for the avoidance of doubt, there shall be no reinvestment rights).

Mandatory prepayments shall be applied as between series, classes or tranches of Term Loans as directed by the Borrower. Mandatory prepayments shall be applied to applicable Lenders pro rata within an outstanding series, class or tranche of Term Loans. Refinancing Debt shall be applied solely to the debt being refinanced.

Mandatory prepayments of the Term Loans shall be applied to scheduled installments thereof in such order as the Borrower shall direct; provided that the Facility Documentation shall provide that a ratable portion of such mandatory prepayment may be applied to redeem, prepay or offer to purchase any permitted first lien indebtedness secured on a pari passu lien basis with the Term Facility (collectively, “Additional First Lien Debt”), in each case if required under the terms of the applicable documents governing such Additional First Lien Debt.

The Facility Documentation will provide customary provisions pursuant to which any Lender may elect not to accept any mandatory prepayment, with such amount to be retained by the Borrower. Net cash proceeds from asset sales and other dispositions not required to be used to prepay the Term Loans shall be referred to as “Retained Asset Sale Proceeds”.

Voluntary Prepayments:	Voluntary prepayments of borrowings under any class, series or tranche will be permitted at any time (subject to customary notice requirements), in minimum principal amounts to be agreed, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period; provided that if, prior to the date that is six (6) months after the Closing Date, (a) there shall occur any amendment, amendment and restatement or other modification of the definitive documentation for the initial Term Facility the primary

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EXHIBIT B

purpose of which is to reduce the All-In Yield then in effect for the loans thereunder, (b) all or any portion of the initial Term Facility is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of debt obligations, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new indebtedness in a transaction the primary purpose of which is to lower the All-In Yield below the All-In Yield in effect for the loans so prepaid or (c) a Lender must assign its loans under the initial Term Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of the initial Term Facility the primary purpose of which is to reduce the All-In Yield then in effect for the loans under the initial Term Facility (any of clause (a), (b) or (c), a “Repricing Transaction”), then in each case the aggregate principal amount so subject to such Repricing Transaction (other than any Repricing Transaction made in connection with (i) a change of control or (ii) the refinancing of the Term Facility under, or a combination of the Term Facility with, the Credit Facility Precedent) will be subject to a 1.00% prepayment premium.

All voluntary prepayments shall be applied as directed by the Borrower, which may be applied to amounts outstanding owing by the Borrower or any specific class or classes, tranche or tranches or facility or facilities as selected by the Borrower.

Facility Documentation:	The definitive documentation for the Term Facility (the “Facility Documentation”) shall:

(a)   be negotiated in good faith to finalize the Facility Documentation, giving effect to the Limited Conditionality Provision, and be substantially identical to the Credit Agreement, dated as of March 11, 2019, among Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP, Prairie Non-ECI Acquiror LP, BIP Holdings Manager L.L.C., Credit Suisse AG, and the other parties party thereto from time to time (the “Credit Facility Precedent”); provided that the Facilities Documentation shall (x) contain administrative agency, operational and other miscellaneous related administration provisions customary for the Administrative Agent and reasonably acceptable to the Borrower, (y) contain LIBOR replacement provisions reasonably acceptable to the Administrative Agent and the Borrower, and (z) contain certain legal updates for QFC stay rules;

(b)   be consistent with the Term Sheet and contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default and other terms and conditions expressly set forth in this Term Sheet (subject only to the exercise of any “market flex” expressly provided for in the Fee Letter);

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EXHIBIT B

(c) reflect the operational and strategic requirements of the Borrower and Guarantors in light of their capital structure, placement in the corporate structure, size, industries, leverage, operations, practices and the Sponsors’ proposed business plan and investment thesis (including the consummation of the planned restructuring transactions reasonably agreed between the Borrower and the Administrative Agent); and

(d) reflect the removal of the “Debt Service Reserve Account” covenant and related definitions and provisions.

The foregoing provisions, collectively, the “Documentation Principles”. All standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods in the Facility Documentation to be consistent with the Documentation Principles.

Counsel to BIP shall draft the Facility Documentation consistent with the Documentation Principles.

Representations and Warranties:	Subject to the Documentation Principles, substantially identical to the Credit Facility Precedent.

Conditions Precedent to
Borrowing:	Subject to the Limited Conditionality Provision, the borrowing under the Term Facility on the Closing Date will be subject only to the Funding Conditions to the extent specified therein.

Affirmative Covenants:	Subject to the Documentation Principles, substantially identical to the Credit Facility Precedent.

Negative Covenants:	Subject to the Documentation Principles, substantially identical to the Credit Facility Precedent, including with respect to the “TEP debt covenant” (provided that (i) such covenant shall be modified to apply to indebtedness of TGE and its consolidated subsidiaries, (ii) the combined total net leverage ratio incurrence test shall be 6.25:1.00 (and shall permit refinancing indebtedness without compliance with such ratio) and (iii) “Cash Available for Distribution” shall be expanded to include other cash available at the Borrower or any Subsidiary Guarantor not required to be applied for other purposes).

Financial Covenant:	As of the last day of each fiscal quarter ending on or after the first full fiscal quarter following the Closing Date (or if the last day of such fiscal quarter is June 30, 2020, as of the last day of the fiscal quarter ending on or after September 30, 2020) (any such fiscal quarter, a “Tested Quarter”) (each a “Covenant Test Date”), a minimum Debt Service Coverage Ratio of 1.10 to 1.00.

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EXHIBIT B

“Debt Service Coverage Ratio” will be defined to mean the ratio of (a) Distributed Cash for the most recently ended four fiscal quarter period less the amount of all Permitted Deductions (subject to exceptions consistent with the Documentation Principles) paid in cash during such period (“Cash Available for Debt Service”) to (b) cash interest expense in respect of the Term Facility, any Incremental Term Facility and any Incremental Equivalent Debt for such period and scheduled principal amortization payments (if any) in respect of the Term Facility, any Incremental Term Facility and any Incremental Equivalent Debt for such period (taking into account any interest rate hedging arrangements) (“Debt Service”); provided that, for purposes of the Facility Documentation, (i) Cash Available for Debt Service and Debt Service as of the last day of the first Tested Quarter after the Closing Date shall equal the Cash Available for Debt Service or Debt Service, as applicable, for the fiscal quarter ending on such date multiplied by four (4), (ii) Cash Available for Debt Service and Debt Service as of the last day of the second Tested Quarter ended after the Closing Date shall equal the Cash Available for Debt Service or Debt Service, as applicable, for the two (2) fiscal quarters ending on such date multiplied by two (2), and (iii) Cash Available for Debt Service and Debt Service as of the last day of the third Tested Quarter ended after the Closing Date shall equal the Cash Available for Debt Service or Debt Service, as applicable, for the three (3) fiscal quarters ending on such date multiplied by 4/3.

Any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) made to the Borrower after the first day of a fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Cash Available for Debt Service for the purposes of determining compliance with any Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Cash Available for Debt Service, a “Specified Equity Contribution”), provided that (a) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters, (b) no more than five Specified Equity Contributions may be made over the life of the Term Facility, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (d) there shall be no pro forma reduction in

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EXHIBIT B

indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter with respect to which such Specified Equity Contribution was made; provided that, to the extent such proceeds are actually applied to prepay indebtedness, such reduction may be credited in any subsequent fiscal quarter and (e) the foregoing may not be relied on for purposes of calculating any financial ratios other than compliance with the Financial Covenant and shall not result in any adjustment to any baskets or other amounts other than the amount of Cash Available for Debt Service referred to above.

The Facility Documentation will contain customary “stand-still” provisions with regard to the exercise of remedies (but not as to limitations on borrowings or extensions of credit) during the period in which any Specified Equity Contribution will be made after the receipt of written notice by the Administrative Agent of the Investors’ intention to make such Specified Equity Contribution.

Events of Default:	Subject to the Documentation Principles, substantially identical to the Credit Facility Precedent; provided that there shall be added (i) a cross-default to clause (f) of the “Change of Control” definition set forth in the Credit Facility Precedent and (ii) cross-acceleration to the Credit Facility Precedent.

Voting:	Substantially identical to the Credit Facility Precedent.

Cost and Yield Protection:	Substantially identical to the Credit Facility Precedent.

Assignments and Participations:	Substantially identical to the Credit Facility Precedent.

Expenses and Indemnification:	Substantially identical to the Credit Facility Precedent.

Governing Law and Forum:	New York and Borough of Manhattan.

Counsel to the Commitment Parties and Lead Arrangers:	Latham & Watkins LLP.

CONFIDENTIAL

ANNEX I TO EXHIBIT B

Interest Rates:	The interest rates under the Term Facility will be as follows:

At the option of the Borrower, initially, Adjusted LIBOR plus 5.25% per annum or ABR plus 4.25% per annum.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable on each Payment Date.

“ABR” is the Alternate Base Rate, which is the highest of the Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.00% and one-month Adjusted LIBOR plus 1.00% per annum, subject to a floor of 1.00% per annum.

“Adjusted LIBOR” is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, and subject to a floor of 0.00% per annum.

“Prime Rate” is the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office.

I-B-1

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EXHIBIT C

Project Prairie II

Senior Secured Term Facility

Funding Conditions

Subject to the Limited Conditionality Provision and the Documentation Principles in all respects, the initial availability of, and initial funding under, the Term Facility on the Closing Date shall be subject solely to the satisfaction or waiver by the Lead Arrangers of the following conditions precedent:

1.	The execution and delivery by the Credit Parties of the Facility Documentation consistent with the Commitment Letter.

2.

The Administrative Agent shall have received the following (the “Closing Deliverables”): (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s and closing certificates (certifying as to resolutions, organizational documents, incumbency, accuracy of the Specified Representations as set forth in paragraph 6 below and closing of the TGE Merger as set forth in the Acquisition Agreement) and (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Credit Parties.

3.

The Administrative Agent shall have received at least three (3) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent in writing at least ten (10) business days prior to the Closing Date. At least three (3) business days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to the Borrower on the form promulgated by the Loan Syndications and Trading Association. “Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent required by 31 C.F.R. §1010.230.

4.

Payment of all fees pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses pursuant to the Commitment Letter due to the Commitment Parties (in the case of expenses, to the extent invoiced at least three (3) business days prior to the Closing Date (except as otherwise reasonably agreed by the Sponsors)) required to be paid on the Closing Date from the proceeds of the initial funding under the Term Facility.

5.

The TGE Merger shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Term Facility on the Closing Date in all material respects in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended or waived in any material respect by the Buyer or any of its affiliates in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that: (a) any amendment or waiver which results in a reduction in the Merger Consideration (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith) shall not be deemed to be materially adverse to the Lenders to the extent such reduction is applied to reduce first, the Equity Contribution to the Minimum Equity Contribution, and second, (i) the Equity Contribution and (ii) the amount of the commitments in respect of the Term Facility on a pro rata basis; (b) any increase in the Merger Consideration shall not be deemed to be materially adverse to the Lenders, (c) any amendment to the definition of “Partnership Material

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EXHIBIT C

Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders and (d) any extension of the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith) of the Acquisition Agreement shall not be deemed to be materially adverse to the Lenders if such extended date is on or prior to the End Date.

6.

The Acquisition Agreement Representations (to the extent required by the Limited Conditionality Provision) and the Specified Representations pertaining to the Credit Parties shall be true and correct in all material respects on the Closing Date (or, to the extent qualified by materiality, true and correct in all respects) (in each case, unless such Acquisition Agreement Representations or Specified Representations relate to an earlier date, in which case, such Acquisition Agreement Representations or Specified Representations shall have been true and correct in all material respects as of such earlier date).

7.

The Equity Contribution shall have been contributed to the Buyer or shall be contributed substantially contemporaneously with the funding of the initial borrowings under the Term Facility on the Closing Date.

8.

The Administrative Agent shall have received a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit C from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower as to the solvency of the Borrower and its subsidiaries on a consolidated basis.

9.

Subject to the Limited Conditionality Provision, to the extent required by the Facility Documentation, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

10.

The Lead Arrangers shall have received copies of (a) the unaudited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for each fiscal quarter beginning after the most recently completed fiscal year ended at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) (it being understood that such financial statements specified in this clause (a) need not include footnotes and are subject to year-end audit adjustments) and (b) the audited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for the three (3) most recently completed fiscal years ended at least 45 days prior to the Closing Date; provided that, (i) the Lead Arrangers confirm that (x) they have received the financial statements described in clause (a) for the fiscal quarters ending March 31, 2019, June 30, 2019 and September 30, 2019 and (y) they have received the financial statements described in clause (b) for the fiscal years ending December 31, 2016, December 31, 2017 and December 31, 2018 and (ii) with respect to clauses (a) and (b) above, (x) any such financial statements, consolidating schedules or other information constituting part of the SEC Reports and/or the Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and December 31, 2016 filed by TEP, including any amendments thereto, shall be deemed to be delivered by virtue of such filings and (y) so long as TEP is a consolidated subsidiary of TGE for financial reporting purposes, any such financial statements, consolidating schedules or other information shall be deemed delivered by virtue of the filing by TGE of Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, provided that such filings contain, or are accompanied by, consolidating information that explains in reasonable detail the differences between the information relating to TGE, on the one hand, and the information relating to TEP and its subsidiaries on a standalone basis, on the other hand (collectively, the “Financial Information”).

CONFIDENTIAL

EXHIBIT C

11.

The Lead Arrangers shall have received a pro forma balance sheet of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least 45 days prior to the Closing Date (provided that if such four (4) fiscal quarter period would be the end of a fiscal year, then such pro forma balance sheet shall be as of and for the twelve-month period ending on the last day of the most recently completed four (4) fiscal period ended at least 45 days prior to the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

12.

After giving effect to the Transactions and the other transactions contemplated hereby, the Credit Parties shall have outstanding no indebtedness for borrowed money or preferred stock other than the loans and other extensions of credit under the Term Facility.

13.

The Lead Arrangers shall have been afforded a period of at least twelve (12) consecutive Business Days (as defined in the Acquisition Agreement) (or such shorter period reasonably acceptable to the Lead Arrangers) to market the Term Facility that shall begin on the date that the Financial Information has been received by the Lead Arrangers; provided that such period shall not commence prior to January 6, 2020.

14.

Since the date hereof, there shall not have been any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith) that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith).

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE4

of

[BORROWER]

Pursuant to the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower and its subsidiaries on a consolidated basis and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries are, on a consolidated basis, able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of making the certifications set forth herein, (a) it is assumed the indebtedness and other obligations incurred under and in connection with the Facility will come due at maturity and (b) the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Guarantors after consummation of the transactions contemplated by the Commitment Letter.

[Signature Page Follows]

[4]	Defined terms to be conformed to the Documentation Principles.

I-C-1

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[BORROWER]

By
Name:
Title:

I-C-2